Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE

AFFIRMS LACROIX IS NATURAL

FORT LAUDERDALE, FL, October 5, 2018 . . . National Beverage Corp. (NASDAQ: FIZZ) affirms that LaCroix sparkling waters are comprised of natural ingredients. There are no synthetic ingredients in LaCroix.

Allegations of a recent lawsuit have absolutely no merit and will be proven false in short order. Attention to these charges is an enormous disservice to those who drink and appreciate LaCroix sparkling water. All essences contained in LaCroix are certified by our suppliers to be 100% natural.

The lawsuit provides no support for its false statements about LaCroix’s ingredients. The United States Food and Drug Administration (FDA) considers “natural” on a food label to be truthful and non-misleading when “nothing artificial or synthetic (including all color additives regardless of source) has been included in, or has been added”. . . that is true with all La Croix products.

Michael M. King, Esquire, Special Corporate Counsel for National Beverage, stated, “National Beverage emphatically denies all allegations contained in the lawsuit and negative press articles related to it. There are neither sugars nor artificial ingredients contained in, nor added to, our LaCroix products. All of our ingredients are certified as natural.”

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